EXHIBIT 3(x)


                          CERTIFICATE OF INCORPORATION

                                       OF
                         AMERICAN TELEMEDIA NETWORK INC.


1. The name of the corporation is American Telemedia Network. Inc. (the "Corporation")

2. The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, zip code 19801. The name of its registered agent at such address is The Corporation Trust Company.

3. The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4(a) The Corporation is authorized to issue two classes of shares to be designed, respectively, "Preferred Stock" and "Common Stock" The number of shares of Preferred Stock authorized to be issued is 10 million (10,000,000) and the number of shares of Common Stock authorized to be issued is twenty million (20.000,000). The Preferred Stock and the Common Stock shall each have a par value of $.01 per share. The aggregate par value of all shares of Preferred Stock is $100,000 and the aggregate par value of all shares of Caisson Stock is $200,000.

(b) The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article 4, to provide for the issuance of the shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series. and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(a) The number of shares constituting that series and the distinctive designation of that series;

(b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;



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(d) Whether that series shall have conversion privileges, and if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates:

(f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, OF payment of shares of that series;

(h) Any other relative or participating rights, preferences and limitations of that series;

(i) If no shares of any series of Preferred Stock are outstanding, the elimination of the designation, powers, preferences, and rights of such shares, in which event such shares shall return to their status as authorized but undesignated Preferred Stock.

5. The name and mailing address of the incorporator are as follows:

Ronald S. Poelman, Esq.
Leboeuf, Lamb, Leiby & MacRae
136 South Main, Suite 1000
Salt Lake City, Utah 84101

6. In. furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the By-Laws of the Corporation, including the authority to change the number of members of the Board of Directors.

7. The number of directors which will constitute the whole Board of Directors of the Corporation shall be as determined by the Board of Directors and as specified in the By-Laws of the Corporation.

8. Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By--Laws of the Corporation.



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9. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article II, nor the adoption of any provision of this Certification of Incorporation inconsistent with this Article II, shall eliminate or reduce the effect off this Article II in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article II, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

10. The initial Board of Directors shall consist of the following persons:

                         Earl K Cook                           John G. Puente
                         Kraig T Higginson                     O Gene Gabbard
                         R. Thomas Bailey                      Sidney S. Kahn
                         James R. Cook                         W. Ian Laird

11. The election of directors need not be by written ballot.

12. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation law of the State of Delaware, do make this certificate, hereby declaring and certifying, under penalties of perjury, that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 28th. day of May 1987.


                                                  /s/ Ronald S Poelman
                                              ----------------------------------
                                              RONALD S POELMAN, ESQ.
                                              INCORPORATOR